QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.7

ARTICLES OF INCORPORATION
OF
RENTECH SERVICES CORPORATION

        The undersigned incorporator, who, if a natural person, is eighteen years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act (the "Act") as amended, and the incorporator adopts the following Articles of Incorporation.

ARTICLE I
Name

        The name of the corporation is Rentech Services Corporation.

ARTICLE II
Capital; Shareholders

        2.1    Authorized Capital.    The aggregate number of shares that the corporation shall have authority to issue is one thousand shares of common stock with no par value. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Act. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.

        2.2    Voting of Shares.    Each shareholder of record entitled to vote shall have one vote for each share of stock standing in that shareholder's name on the books of the corporation, except that in the election of directors the shareholder shall have the right to vote such number of shares for each of as many persons as there are directors to be elected.

        2.3    No Cumulative Voting.    Cumulative voting shall not be allowed in the election of directors or for any other purpose.

        2.4    Quorum; Vote Required.    At all meetings of shareholders, two-thirds of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum. At any meeting at which a quorum is present the affirmative vote of two-thirds of the votes cast on the matter represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by the laws of Colorado.

ARTICLE III
No Preemptive Rights

        No shareholder of the corporation shall have any preemptive or similar right to acquire or subscribe for any additional unissued shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

ARTICLE IV
Board of Directors

        4.1    Number of Directors.    The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors, provided that the number of directors shall not be less than one nor more than nine. The initial board of directors shall consist of three persons.

        4.2    Initial Board.    The name and address of the initial members of the board of directors who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify, are as follows:

Ronald C. Butz	1331 17th Street, Suite 720 Denver, CO 80202
James P. Samuels	1331 17th Street, Suite 720 Denver, CO 80202
Dennis L. Yakobson	1331 17th Street, Suite 720 Denver, CO 80202

ARTICLE V
Offices

        5.1    Registered Agent.    The address of the initial registered office of the corporation is 1331 17th Street, Suite 720, Denver, Colorado 80202. The name of its initial registered agent at such address is Ronald C. Butz.

        5.2    Principal Office.    The address of the corporation's initial principal office is 1331 17th Street, Suite 720, Denver, Colorado 80202.

ARTICLE VI
Incorporator

        The name and address of the incorporator is:

    Ronald C. Butz
    1331 17th Street, Suite 720
    Denver, CO 80202

ARTICLE VII
Management and Conduct of Affairs

        The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

        7.1    Conflicting Interest Transactions.

          7.1.1.    "Conflicting Interest Transaction."    As used in this paragraph, "conflicting interest transaction" means any of the following:

            (a)   a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest;

            (b)   a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or has a financial interest; or

            (c)   a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest.

          7.1.2.    Not void or voidable if:    No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanction in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director of officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if:

            (a)   the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

            (b)   the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or

            (c)   a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders.

          7.1.3.    Interested Directors as Part of Quorum.    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

          7.1.4.    Notice to Shareholders Required for Loan to Director.    Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this Section 7.1.4 are in addition to, and not in substitution for, the provision of Sections 7.1.1 through 7.1.3.

        7.2.    Limitation on Director's Liability.

          7.2.1.    Maximum Limitation Permitted by Law.    To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages otherwise existing for:

            (a)   any breach of the director's duty of loyalty to the corporation or to its shareholders;

            (b)   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

            (c)   voting for or assenting to a distribution in violation of sections 7-106-401 and 7-108-403 of the Act or the articles of incorporation if it is established that the director did not perform that director's duties in compliance with section 7-108-401 of the Act, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds the amount or value of the distribution which could have been distributed without violation of sections 7-106-401 and 7-108-403 of the Act or the articles of incorporation; or

            (d)   any transaction from which the director directly or indirectly derives any improper personal benefit.

          7.2.2.    Defenses and Rights to Contribution.    Nothing contained herein will be construed to deprive any director of that director's right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

          7.2.3.    Amendment to Statute.    If the Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

        7.3    Indemnification.    The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made a party to a proceeding because that person is or was a director, officer, agent, fiduciary or employee of the corporation or because that person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

        7.4    No Equitable Interests in Shares or Rights.    Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to section 7-107-204 of the Act or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to section 7-107-204 of the Act or any similar applicable law, such person shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in section 7-113-101(1) of the Act, of any right such shareholder may have pursuant to Article 113 of the Act or any subsequent law.

        Dated this 11th day of November 1999.

/s/ RONALD C. BUTZ Ronald C. Butz as Incorporator

REGISTERED AGENT'S ACCEPTANCE OF APPOINTMENT

        Ronald C. Butz hereby consents to the appointment as the initial registered agent for Rentech Services Corporation.

/s/ RONALD C. BUTZ Ronald C. Butz as Registered Agent

QuickLinks

ARTICLES OF INCORPORATION OF RENTECH SERVICES CORPORATION